Exhibit 99.2

Final Transcript
CCBN StreetEvents Conference Call Transcript
BLI — Q3 2003 Big Lots, Inc. Earnings Conference Call
Event Date/Time: Nov. 19. 2003 / 8:30AM ET
Event Duration: 33 min

CORPORATE PARTICIPANTS

Michael Potter
Big Lots, Inc. — Chairman, President, CEO

Jeffrey Naylor
Big Lots, Inc. — Sr. Vice President, CFO

Albert Bell
Big Lots, Inc. — Vice Chairman, CAO

CONFERENCE CALL PARTICIPANTS

Mike Napolitana
JMP Securities

Eric Beder
Northeast Securities

Jeff Stein
McDonald Investments

Mark Mandel
Blaylock & Partners

David Mann
Johnson Rice

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots third quarter 2003 earnings conference call. During this session all lines will be muted until the question and answer portion of the call. If you need any assistance, please press star zero and an operator will assist you. At this time I would like to introduce today’s first speaker, Mike Potter. Mike?

Michael Potter - Big Lots, Inc. — Chairman, President, CEO

Thanks, John and thank you everyone for joining us for our third quarter conference call.

With me today are Al Bell, our Vice Chairman and Chief Administrative Officer and Jeff Naylor, Senior Vice President and Chief Financial Officer. Also with me are Joe Cooper, Vice President, Treasurer and head of Investor Relations, as well as Chuck Haubiel, Vice President and General Counsel.

I’d like to remind you that any forward-looking statements we make on today’s call involve risks and uncertainties and are subject to our Safe Harbor provisions as stated in our press release and our SEC filings and that actual results can differ materially from those described in our forward-looking statements.

We want to accomplish several things today. After some opening remarks, Jeff will cover the third quarter financial results then Al will update you on the progress we’ve made on our key initiatives. After some closing comments we’ll be glad to answer your questions.

First let me cover a few highlights for the quarter. This morning we reported a loss per share from continuing operations of 4 cents which was flat to last year and consistent with the revised guidance included in our October sales release. The midpoint of our original guidance was a loss per share of 1 cent. As we discussed in our sales releases, 2 cents of this 3 cent variance related to the shift in our sales mix, and the remaining penny related to October sales coming in below our plan.

Looking at our sales trend, comparable store sales for the quarter up 4.3% behind a 2.3% increase in customer transactions and a 2% increase in the value of the average basket. We were pleased with August and September sales performance with comps of 4.8% and 5.2% where sales were consistently on plan through the first 10 weeks of the quarter.

However sales slowed at the end of October leading to a slight miss for the quarter. This softening of October sales has been a trend for the last few years as customers shop later and later for their holiday decorations and gifts. Frankly that period of time is a challenge for us as we go into next year and plan for that type of an event.

Looking forward to the next five weeks, the brief comp deceleration in October does not discourage us as we believe we will continue to deliver great value to our customers during this critical time of the year through a broad selection of toys, gifts and holiday decorative merchandise.

From a merchandising perspective, consumables, hard lines and furniture continue to drive sales growth. These key categories have been strong all year and are expected to continue to grow meaningfully in the fourth quarter.

As we noted in our September sales release, the strength in our lower margin need-based consumables category combined with softness in our higher margin home decor and seasonal decorative merchandise negatively impacted our gross margin rate in the third quarter. We believe the weakness in our seasonal decorative category is related in part to the customer trend to shop closer and closer to each holiday.

We were encouraged that although sales of our Halloween and harvest seasonal merchandise started slowly in September, the trend accelerated in October as the respective seasons approached and sales were on plan by the end of October. Consistent with trends in those two categories, we’re encouraged with the first two and a half weeks of November, as sales of our holiday trim a tree seasonal merchandise have also accelerated and appear to be getting back on track.

As you know, the growth of our operating income rate is dependent on controlling expense growth, lowering the leverage point, and growing the top line. We’re pleased that during the third quarter, we were able to leverage expenses 60 basis points despite having a top line that landed slightly below our plan at a 4.3% comp.

Now, let me turn it over to Jeff who will cover the financial results.

Jeffrey Naylor - Big Lots, Inc. — Sr. Vice President, CFO

Thanks, Mike. Good morning everyone.

What I’d like to do today consistent with what we’ve done in prior calls is just briefly recap the third quarter results. I’ll provide some commentary on the P&L and then I’ll speak to the balance sheet and cash flow.

Really first let me address the legal settlement that we announced in this morning’s press release. What we announced was that the court has issued a final order approving the agreement to settle the national class action lawsuit that related to certain advertising practices of KB Toys which as most of you know, KB was previously owned by Big Lots.

As you may recall, we announced in our second quarter earnings release back in August that we had reached a preliminary agreement to settle this case. The update here is that the court has now issue a final order approving the agreement and the company has contributed $2.1 million towards the total $4 million settlement amount. That amounts to about 53% of the total that the company has contributed.

Accordingly we’ve taken a one time after tax charge of $1.3 million and that was recorded to discontinued operations and we booked that in the third quarter.

On the call this morning I’m going to speak to results from continuing operations as the penny discontinued operations charge is reported separately in our P&L. So all the remarks I make today will address results from continuing operations.

Sales for the third quarter of 2003 were slightly below plan at $948 million and that represents an increase of 9.2% over the prior year. The sales growth was driven by a 4.3% comp store sales increase, and the net addition year-over-year of 53 stores.

As Mike noted, the comps sales growth was made up of a 2.3% increase in customer transactions and a 2.0% increase in the value of the average basket. With third quarter behind us now we’ve now grown customer transactions year-over-year in seven of the last eight quarters, and in fact the only quarter where we haven’t had positive customer count growth was the fourth quarter of last year, which I think as everyone knows was negatively impacted by the retail calendar shift with six fewer shopping days falling between Thanksgiving and Christmas.

Let me now turn to gross margin. Our gross margin rate for the quarter was 41.4%. That was down 80 basis points compared to last year and it was 60 basis points below the midpoint of our original guidance.

As we communicated in the September sales release, the acceleration in the consumables business combined with softness in some of the higher margin discretionary categories, particularly the slower than planned start to the seasonal business adversely impacted the third quarter gross margin rate.

Mike touched on this briefly, expenses were well-managed this quarter, and we were able to flex expenses with the slight shortfall in sales and came in favorable to our plan and at the midpoint of guidance. With our third quarter SG&A rate which was 41.9%, we were able to leverage expenses 60 basis points on a 4.3% comp.

So, you know, looking at that, we had some expense leverage from occupancy and other primarily fixed costs that was partially offset by the deleveraging impact from distribution and transportation costs. Overall that’s, as you peel back the onion that was the performance of expenses.

And I could point out that our expense structure would have enabled us to leverage it slightly below a 3% comp this quarter and we think that’s encouraging as we strive to expand our operating margin through expense leverage.

Interest expense was $3.8 million for the quarter. That’s slightly below plan and it’s down to last year due to the capitalization of interest related to the construction of our Durant, Oklahoma distribution center, consistent with accounting rules we are capitalizing the interest during the construction period.

The income tax rate for the quarter was 39.5% and that is also unchanged, or that is unchanged from prior year.

And as Mike mentioned, just summing it all up, we reported a third quarter net loss from continuing operations of $5.1 million or 4 cents a share and that’s flat to fiscal 2002 results. So that’s the P&L.

In terms of the balance sheet we continue to focus on aggressive balance sheet management. Cash flow for the quarter was decreased by $51 million, that was in line with expectations and was due to net operating loss, the investment we make at this time of year to build seasonal inventories and the higher level of capital spending.

Capex was $37 million for the quarter, that’s up $17 million over the third quarter of last year. Capex year-to-date is $125 million, and that’s up $57 million to last year. And the increased level of capital spending both year-to-date and in the third quarter was principally due to the construction of the Durant DC, and again was in line with our plan.

Despite the increased capex, long-term debt was down $13 million compared to last year ending the quarter at $281 million. We remain comfortable with our full-year estimate of $20 to $40 million of positive cash flow for the year, and that’s coming despite a capex plan that’s $60 million greater than last year. So, $20 to $40 million of cash flow for the year we remain comfortable with that estimate and this cash flow estimate implies a year-end invested cash balance of $165 to $185 million.

Depreciation expense was $22 million for the quarter and it’s $65 million for the year-to-date period.

I think as most of you know, inventory and supply chain management is critical as we work to maintain the appropriate inventory levels while driving higher levels of sales and inventory turns.

We ended the third quarter with total inventory of $987 million, and that’s up less than 1% on an average store basis. As we enter the fourth quarter we believe that our inventories are very well positioned and well positioned by category.

I’ll now turn it over to Al who will update you on our 2003 strategic initiatives.

Albert Bell - Big Lots, Inc. — Vice Chairman, CAO

Thanks, Jeff.

As we mentioned in our earnings release today, we continue to be pleased with the progress of our key business initiatives and their impact on sales and customer counts. What I would like to do is provide some additional detail behind each of these initiatives.

Through our national television advertising campaign we continue to drive incremental customer traffic. With discount shopping becoming more widespread there is a tremendous opportunity to communicate the closeout shopping experience and to build the Big Lots brand.

This year, over 550 stores are benefitting from television for the first time as all 1,424 of our stores now have TV advertising. Through the third quarter, results are slightly ahead of our plan which called for the program to be accretive to EPS this year with an incremental impact on full-year comps of 1.5%.

Beginning earlier this month we began running three new holiday TV commercials featuring our great selection of toys and holiday decorations.

Now, let me turn to our ongoing store cleanup and remodel program.

In August, we finished this year’s program as we remodeled 211 stores in 2003. While the sales impact in these stores has missed our expectations, customer response to the remodeled stores has been positive and we feel good about how the stores look as we move into the holiday shopping season.

And now with 2003’s remodel program behind us, approximately 70% of our chain has either been touched since we began this initiative, just two and a half years ago, or is a new store opened in the past five years, which have been consistent with our upgraded store standards.

For the third quarter, we opened 29 new stores and closed nine stores. Year-to-date we have opened 67 stores and closed 23, for a net increase of 44 stores. For the full year, we expect to open 86 new stores and close 37.

Our new stores continue to outperform expectations with approximately 90% of our new stores opening with a furniture department. The majority of our store closings this year will be relocations to new, more desirable locations and another five to 10 are situations where we were unable to negotiate an extension or relocate within the same trade area.

We closed very few stores, maybe five stores a year due to financial performance which highlights the strength of the individual store economic model. At the end of the third quarter, we were operating 1,424 stores, including 45 freestanding furniture stores.

Next I want to briefly update you on the progress of our furniture business.

The continued success of this program led to an aggressive furniture strategy in 2003, where we estimate this year’s growth will have an incremental impact on full-year comps of just less than 1%. Year-to-date, we have added a net of 133 new furniture departments, 60 of which are in new stores, and 73 were added to existing stores by expanding the store or eliminating hanging apparel.

At the end of the third quarter, we were operating 820 furniture departments, up 164, or 25% compared to last year. In fact, we will have a furniture department in over 60% of our closeout stores by the end of the year.

Furthermore, year-to-date, we have expanded the square footage allocated to furniture departments in approximately 240 existing stores by eliminating hanging apparel in those stores. We are pleased with the sales productivity gains resulting from our decision to replace apparel with furniture.

Finally, construction of our fifth distribution center in Durant, Oklahoma, is complete as we now focus on installing the interior racking and conveyor system. Costing about $70 million, the facility is being funded out of cash flow from operations.

The distribution center is scheduled to begin shipping in the first quarter of 2004. With the addition of this facility, we estimate our DC infrastructure can support about 1750 stores.

With the year drawing to a close, performance to date across these key initiatives is in the aggregate in line with our expectations. From an investment standpoint, we are right on budget. And most importantly, we can measure and see the impact of these programs reflected in our sales results.

I’ll now turn it back over to Mike for some closing comments.

Michael Potter - Big Lots, Inc. — Chairman, President, CEO

Thanks, Al. Before we take your questions I’d like to make a few comments about fourth quarter, specifically the next five weeks.

As we look forward, there are many parts of our business that we feel very good about. Our consumables business driven by great closeout deals and our Never Out program continues to bring new customers to our stores and existing customers in for an extra visit.

Our merchant team in the hard lines areas has done a wonderful job this year growing that business and delivering great electronics, tools and other closeout merchandise to our customers. And as Al mentioned our furniture category continues to grow as our team expands this business across the country.

However, while these categories are very important, a critical driver of our success over the next five weeks will be toys and seasonal. These two categories will account for approximately 30% of our sales in the November and December timeframe. And as Al mentioned this year for first time we have three television commercials produced for the holiday season featuring these two merchandise categories.

Let me give you some perspective on how we see these categories shaping up.

First the toy business accelerated nicely in October and is right on track to deliver a great holiday season. One of the advantages to toys is that we sell them year round, which minimizes our markdown exposure in this category. Having said that, toy sales during the first two weeks of November are on our plan and the inventory levels look great.

Regarding our holiday trim a tree merchandise we bought this category more conservatively this year and pushed back its arrival into stores to be more constant with the later customer demand. The assortment is weighted more heavily towards basic merchandise and less on a decorative component that carries with it a higher potential markdown liability. And we planned sales at a comp that was lower than the company average.

Based on sales trends month to date, combined with the current inventory levels of decorative seasonal merchandise and the forecasted markdowns included in our guidance, we feel comfortable with our fourth quarter earnings guidance of 64 to 69 cents per share, given a mid single-digit comp performance for the company in total for the quarter.

And looking ahead to next year, 2004 should be a year where we leverage the investments we’ve made over the last three years. Just to take you back, in 2002, our leverage point on SG&A was about a 6% comp. This year, it will be about a 4% comp and next year with controlled expense growth including prioritized and reduced initiative spending, we should leverage expenses at a lower comp which will be key to expanding our operating margin.

As we’ve done in the past three years, we’ll lay out specific fiscal 2004 guidance on our fourth quarter earnings release and conference call, including quarterly comp, gross margin expense and Cap Ex, as well as initiative spending and payback assumptions.

I just feel at this point it’s important for you to know that earnings and operating margin growth are going to be very important for us next year and we don’t intend to make dramatic changes to our strategy that would jeopardize that growth. So although the most important month of fiscal 2003 is still ahead of us, at this point we do feel comfortable with Thompson First Call fiscal 2004 EPS consensus forecast of 85 cents. I’d like to now open it up for your questions. John, if you could open the line.

QUESTION AND ANSWER

Operator

Ladies and gentlemen, if you’d like to ask a question, simply press the one key on your telephone. Please be aware that by pressing the one key a second time your question will be withdrawn. In the interest of time we do ask that you limit your questions to two questions per person. Our first question comes from Eric Beder of Northeast Securities. Eric, please go ahead.

Eric Beder - Northeast Securities

Good morning. On the furniture business, what is the incremental gains which you shift it over from the hangers in terms of top line and profitability?

Michael Potter - Big Lots, Inc. — Chairman, President, CEO

Well, I think to the extent that we’ve communicated the furniture impact — first of all, that’s a fairly complicated question because there’s a variety of ways in which we have introduced furniture into stores. Primarily in size of departments, some stores removing hanging apparel, some stores not removing hanging apparel, the extent of what we’ve communicated that impact to be, I think Al mentioned that for this year in total, the sum of that initiative we think is slightly less than 1% comp incremental to the business.

Jeffrey Naylor - Big Lots, Inc. — Sr. Vice President, CFO

In terms of, if I could jump in, in terms of the profitability, we’ve mentioned before that furniture is, in terms of the margin, is slightly above company average. Actually very comparable to the apparel gross margins.

Eric Beder - Northeast Securities

And what is in the long run where does the apparel go [inaudible]? Do you, are [inaudible] pretty much eliminating everything but the basics in the apparel business?

Michael Potter - Big Lots, Inc. — Chairman, President, CEO

We have not outlined the strategy for next year but in the last couple of years we’ve indicated that we are continuing to move out of the hanging apparel business. We will stay in lingerie, the basics business, that type of thing which does very well for us but hanging apparel over time is not a business we plan to be in. We plan to be in the deals business, surrounding that, the occasional leather jackets or nurse’s uniforms or things like that that we find opportunities on a closeout basis but we don’t feel the category in total is a point of differentiation for us. So we are moving away from that.

Operator

Our next question comes from Jeff Stein, CFA of McDonald Investments. Jeff, please go ahead.

Jeff Stein - McDonald Investments

Good morning, guys. A couple of questions. First of all, big article this morning on Wal-Mart and the fact that they are significantly discounting toys and even selling them below cost. I’m kind of curious if you indicated that you’re on plan for toys, but do you believe that Wal-Mart might be hurting you at all? And then I do have one follow-up question.

Michael Potter - Big Lots, Inc. — Chairman, President, CEO

Well, you know, I read that article, too, and I first of all I think Wal-Mart hurts everybody to some degree, but we are off to a great start in toys. We’re off to a better start than last year and toys behaved a lot like Christmas trim for us, in that every year when we look at our comps we find that the biggest comps come toward the end of the season and that reflects who our customer is and more of a need-based shopping.

We’re doing real well right now in toys and certainly off to a better pace than last year. So outside of learning about that event, the same way all of you did, we would not have noticed anything like that.

And I think what I would say initially is that most of what is happening is happening on the new released toys. And we’re really not a new-release toy business, we’re a closeout toy business. Our price points are materially different than the discount retailers, and the values there are pretty extreme but we’re not in the hit toy business. So I think that’s a battle that’s being fought more by the regular retailers and not a battle that’s being fought by Big Lots.

Jeff Stein - McDonald Investments

Okay. A follow-up question, Mike, and this regards your leverage point because it seems pretty clear that really is the focus of the company next year and that’s what’s going to get you to a higher operating margin. Number one, do you still believe an 8% operating margin target is realistic for the company? And do you still believe you can get there the same way that you thought you would a couple years ago? In other words, can you get there by driving productivity or do you think you might need to accelerate your store expansion at some point?

Michael Potter - Big Lots, Inc. — Chairman, President, CEO

I don’t think our thinking on that has changed at all. We definitely believe over the long course that we should be a business that should deliver that kind of operating margin.

What we haven’t laid out is how fast we think we can get there but what we have said for three years and will continue to say going forward is that past this initial investment phase of which not only were we refining the approach of the business, but also catching up for a lot of investment that hadn’t been made in the prior 10 years for this business, that our goal as we get through that is to continue to lower the leverage point for the business.

Ideally what we’d like to do is be able to achieve that leverage at the lowest comp that we can manage to but obviously still work very hard to deliver strong sales per square foot performance and strong comp performance and strong customer count performance. And there we fall back on the analysis of how we believe that we are underperforming where we should be in terms of productivity per square foot, and that will continue to be an objective.

But what I like about the approach of our model is to keep lowering that break point for SG&A, so you have this safety in terms of earnings growth but you don’t have to achieve an extraordinary comp in order to grow that operating profit. But if you are able to generate strong comps, you get good strong flow through on the sales which is obviously what we’ve seen in the past few years in terms of the way our model performs.

Operator

Our next question comes from Mark Mandel of Blaylock and Partners. Mark, please go ahead.

Mark Mandel - Blaylock & Partners

Thanks, good morning, everyone. I was wondering if you could just comment on your plans for advertising spending next year both in terms of the overall level of spending, the media that you might focus on, and where the spending might rest as a percent of sales?

Michael Potter - Big Lots, Inc. — Chairman, President, CEO

I think that’s a great question and I can only partially answer it because we are really starting our full budgeting process for next year. We have started it in the last month, we’ll go through the fourth quarter and do all of our work on that, and we obviously want to make sure we get our full board signoff in February before we communicate the details.

But we have certainly gone through it initially and what I would tell you is that while we still have some varying TV tests that have been in place this year for us to test different levels of TV investment, generally our thinking is that we think we’ve found a pretty good spot in terms of the number of circulars that we’re running, we believe that we’ve found a pretty good level of investment in terms of TV that provides the payback that we’re looking for, and as we communicated last year when we started this national TV investment program, was we anticipated that the second year of that program would be a year in which we would leverage the advertising spend. And I would still tell you that’s our expectation today. But I can’t tell you to the degree or what the details of that are.

Mark Mandel - Blaylock & Partners

Fair enough. Second question, can you discuss any areas in terms of initiatives that you might focus on next year? Obviously a lot of these initiatives are starting to wind down or will complete their rollout. Can you discuss with us or share with us any insights as to what you might focus on in the years, next year and the years to follow?

Michael Potter - Big Lots, Inc. — Chairman, President, CEO

Well, I think in general, none of those initiatives really wind down. I guess some of them evolve from one stage to another stage, but in terms of the initiatives of building the brand, customer-driven merchandising, customer-driven stores, supply chain management, building our team, all those things continue on, they continue on in varying forms.

In terms of our name changes are complete, our evolution into national TV is complete but we’ll continue to evolve each of those strategies, we’ll still make a decision next year as to whether we’re doing continuing remodels, to what extent we do continuing remodels, we will definitely continue what we think is a lot of opportunity in front of us in terms of supply chain management. Obviously, we spend a great deal of time in terms of merchandising initiatives that is the key to driving greater productivity in the box.

So all of those things, I think we’re going to have varying forms of those initiatives continuing into the coming years, but in general, most of the large investment periods are behind us. And our ability to just maintain or build momentum on those is what we’ll be focusing on going forward.

Operator

Ladies and gentlemen, just a reminder before we take our next question, if you’d like to ask a question, simply press the one key on your touch-tone phone. Our next question comes from Mike Napolitana from JMP Securities. Mike, please go ahead.

Mike Napolitana - JMP Securities

Good morning. I was wondering if you could shed some light on your SG&A expense assumptions in the fourth quarter, maybe talk about the mix between just leveraging occupancy costs, the lack or incremental advertising spend. That’s a pretty big jump you’re expecting to make in the fourth quarter, I just want to make sure I understand the drivers. Thanks.

Jeffrey Naylor - Big Lots, Inc. — Sr. Vice President, CFO

Yeah, this is Jeff. We expect in the fourth quarter, Mike, that store payroll, advertising and the fixed expense categories will leverage. I think it’s important to remember though that there are certain pressures out there for us and for other retailers and I’m speaking specifically about utilities and insurance costs. You know, we saw a spike in utilities at the beginning of this year and I think it’s at this point it’s uncertain what Q4 is going to bring, we continue to see rates running up.

I think additionally insurance costs continue to be a challenge particularly with medical costs increasing double digits and insurance premiums up significantly over the last couple of years. So I think you kind of throw that all together, and, you know, with that kind of a dynamic, we remain comfortable with the guidance for G&A for the fourth quarter.

Mike Napolitana - JMP Securities

So you’re saying that the payroll and fixed are greater than your assumptions you’ve laid out there at the beginning of the year offset by these higher costs in utilities and insurance?

Jeffrey Naylor - Big Lots, Inc. — Sr. Vice President, CFO

Again, we expect payroll, advertising and fixed expense categories will leverage nicely in the quarter, that’s correct.

Operator

Our next question comes from David Mann, CFA of Johnson Rice. Please go ahead.

David Mann - Johnson Rice

Yes, on the SG&A, flexing of expenses in the third quarter, can you just elaborate a little more on where that occurred, given the sales dropped off near the end of the quarter?

Jeffrey Naylor - Big Lots, Inc. — Sr. Vice President, CFO

Most of the leverage was in, David, this is Jeff. The leverage, as I described in the remarks earlier, we saw some, you know, good leverage from most of the fixed costs, whether it was occupancy, primarily in occupancy, also in our central office expenses. Really any area of the business that is more fixed in nature than variable. And we said before roughly half of the cost structure behaves in a relatively fixed way. So that would be the element, the principal elements would be central office, would be in the occupancy and occupancy-related costs in the field.

David Mann - Johnson Rice

But to clarify, you didn’t flex or cut back on expense at the end of the quarter. Is that correct?

Jeffrey Naylor - Big Lots, Inc. — Sr. Vice President, CFO

Well, no, we flexed down, we were slightly below plan on our expenses but again, that’s part of at a lower sales rate, we would expect to see that flex slightly down just as a sales increase we see a slight flex up in our G&A.

David Mann - Johnson Rice

Okay. In terms of a bigger picture question, maybe Mike you can answer, there’s been a lot of talk about how the customer is shopping closer to paydays in terms of what Wal-Mart said recently. Can you just talk about what you’re seeing in terms of how shopping patterns for your customer are trending? And also, perhaps coupled with that commentary on the percentage of sales that are coming from your ads?

Michael Potter - Big Lots, Inc. — Chairman, President, CEO

Okay. On the first one we have, as most of you know that have followed us for a while, we have always had first of the month spikes. And that’s always been a very measurable and fairly obvious spike in our business. So it’s a reflection of who our core customer base is.

I would tell you that we don’t see any change in that trend. It probably, we might be able to argue that ours has always been a little bit more material than some of the other discounters that are commenting on it so to the extent that they’ve seen a change, I don’t know, maybe it’s easier for them to see a change, but for us we really haven’t noticed a difference. So it’s definitely a phenomenon that exists but I don’t think I’ve seen much of a change on that. I’m sorry, Dave, what was the second part of your question?

David Mann - Johnson Rice

In terms of the percentage of sales that are coming from your circulars, can you just comment on what that trend’s been maybe over the last several quarters? Up, down, same?

Michael Potter - Big Lots, Inc. — Chairman, President, CEO

Our circulars have continued to do great. We have from the time that we cut out 10 circulars three years ago and have evolved to the level that we have now, we have offset that by increasing the productivity of the average circular by a double-digit number now for the third year in a row. That’s a number we’re real proud of.

Actually if you do the math on that, over that three-year period we’re getting close to delivering the same kind of sales volume out of 10 less circulars than we did three years ago. So it’s been a mission of quality rather than quantity in our advertising circulars. I would also say that it is likely that the circulars receive the benefit from our increased spend in TV. That — it’s kind of all boats rise with the tide. So I think that’s also been a phenomenon that helps.

And then of course we’ve mentioned that this year in terms of the additional TV investment to getting all stores nationally on the annual event, we think that’s been worth a point to a point and a half in terms of the annual comps for this year. We’ve been very excited about what we’ve done with circulars and what we’ve done with TV.

Operator

Once again if you’d like to ask a question, simply press the one key on your telephone now. At this time, we have no further questions.

Michael Potter - Big Lots, Inc. — Chairman, President, CEO

Okay. John, thank you very much. Thanks everyone for joining us for our third quarter conference call. We look forward to talking to you at the end of the year.

Operator

Ladies and gentlemen, thank you for attending today’s call. A replay of the call will be available within an hour after the call’s conclusion. To access the replay, dial 1-800-207-7077 and enter the pin number 4079. Once again that phone number is 1-800-207-7077, entering pin number 4079.

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